SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

        Date of Report (Date of earliest event reported) February 2, 2004

                                QUIET TIGER, INC.
             (Exact name of registrant as specified in its charter)


        Nevada                        000-31079                   77-0140428
--------------------------------------------------------------------------------
(State or other jurisdiction   (Commission File Number)       (IRS Employer
     of incorporation)                                      Identification No.)


                          668 N. 44th Street, Suite 233
                             Phoenix, Arizona 85008
              -----------------------------------------------------
                    (Address of principal executive offices)

                                 (602) 267-3800
              -----------------------------------------------------
              (Registrant's telephone number, including area code)


ITEM 5: OTHER EVENTS AND REGULATION FD DISCLOSURE

On January 16, 2004, the Board of Directors approved the issuance of 13,915,859 common shares to directors, officers and a consultant for services rendered during 2003 at a deemed value of $196,500. The fair value of the shares for services was determined at the average closing trading price of the Company's stock at the end of each month or period in which the shares were earned during 2003. The directors also approved the issuance of 6,467,065 common shares at $.01 per share in payment of $64,671 of accrued interest expense and cash advances made to the Company.

On February 2, 2004, the Board of Directors reset the deemed value of the shares at $.03 per share instead of the the average closing trading price of the Company's stock at the end of each month or period in which the shares were earned during 2003 and cancelled the issuance of 13,915,859 shares for services and 6,467,065 shares for cash advances and accrued interest which were previously approved for issuance.

As a result, the Board of Directors approved the issuance of 6,550,000 common shares to directors, officers and a consultant for services rendered during 2003 at a deemed value of $196,500 and 2,155,688 common shares for payment of $64,671 of accrued interest expense and cash advances made to the Company.

On January 28, 2004 the Company entered into a binding Memorandum of Understanding, "MOU", with DarkNoise Technologies Limited, a United Kingdom company, "DarkNoise". Under the terms of the MOU, Quiet Tiger will acquire all of DarkNoise and its technologies for $150,000 US in cash and a minimum of 10,000,000 common shares of Quiet Tiger, Inc. DarkNoise will continue to operate out of their West London office acting as Quiet Tiger's European sales and R&D satellite branch. All key employees of DarkNoise have agreed to continue with Quiet Tiger following the completion of the Definitive Agreement which is expected to occur within 30 days.



SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUIET TIGER, INC.

Date     February 4, 2004

By: /s/ William H. Whitmore, Jr.
    -----------------------------
        William H. Whitmore, Jr.